July 9, 2019

John Sznewajs
Chief Financial Officer
MASCO CORP /DE/
17450 College Parkway
Livonia, MI 48152

       Re: MASCO CORP /DE/
           Form 10-K for Fiscal Year Ended December 31, 2018
           Filed February 7, 2019
           File No. 001-05794

Dear Mr. Sznewajs:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing and
                                                          Construction